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                                                                     EXHIBIT 5.1

                       [Letterhead of Baker Botts L.L.P.]

                                                             April 24, 2000

Syntroleum Corporation
1350 South Boulder, Suite 1100
Tulsa, Oklahoma 74119

Gentlemen:

      As set forth in the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Syntroleum Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to shares of common stock, par value $.01 per share, of the Company ("Common Stock") that may be issued and sold by the Company from time to time pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $120,000,000, certain legal matters in connection with the Common Stock are being passed upon for you by us.

      In our capacity as your counsel in the connection referred to above, we have examined (i) the Certificate of Incorporation and By-Laws of the Company (together, the "Charter Documents"), and (ii) the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

      In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission describing the terms of the offering of Common Stock; (iii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (v) there will be sufficient shares of Common Stock authorized under the Company's Charter Documents and not otherwise reserved for issuance.

      Based upon and subject to the forgoing, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and
            validly existing in good standing under the laws of the State of Delaware.

                  2. When (i) the Board of Directors of the Company or, to the
            extent permitted by the General Corporation Law of the State of Delaware and the Company's Charter Documents, a duly constituted and acting committee thereof (such Board of Directors of committee being hereinafter referred to as the "Board") has taken all necessary corporate action to approve the issuance thereof and the terms of the offering of shares of Common Stock and related matters, and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations are made in the share register of the Company, in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration thereof
            (not less than the par value of the Common Stock) provided for therein, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.
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      We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Opinions" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Baker Botts L.L.P.

JDG/DPE